EXHIBIT 10(l)

September 17, 2013

Mr. Jon Nyland
[ADDRESS]
Dear Jon,
On behalf of Digi International, I would like to offer you an addition to the terms and conditions of your employment:
If Digi International should terminate your employment at any time in the future for reasons other than Cause, you will be provided with the following severance package in exchange for a full release of claims against the Company:

1.
Six months of base salary in effect at the time of termination. This shall be paid in a lump sum as soon as administratively feasible after the later of the date of termination or the date the release of claims has become irrevocable.

2.
A pro-rata bonus based on number of months worked in the fiscal year prior to a qualifying termination and the Company’s actual performance against annual objections. This pro-rata bonus shall be paid no later than 2.5 months after the close of the fiscal year in which the qualifying termination occurs.

For purposes of this agreement, “Cause” shall mean only the following: (i) indictment or conviction of, or a plea of nolo contendere to, (A) any felony (other than any felony arising out of negligence), or any misdemeanor involving moral turpitude with respect to the Company, or (B) any crime or offense involving dishonesty with respect to the Company; (ii) theft or embezzlement of Company property or commission of similar acts involving dishonesty or moral turpitude; (iii) material negligence in the performance of your job duties after notice; (iv) failure to devote substantially all of his working time and efforts during normal business hours to the Company's business; or (v) knowing engagement in conduct which is materially injurious to the Company.
To accept this modification, please sign and return a copy of this letter.
Sincerely,

/s/ Tracy Roberts
Tracy Roberts
VP, Talent and Information Technology

Accepted:
/s/ Jon Nyland                        9/17/13
Jon Nyland                         Date